NEWS RELEASE

The Hartford Promotes Scott Lewis To Senior Vice President And Controller

Jim Yanosy to succeed Lewis as chief financial officer for Consumer Markets

Hartford, Conn., May 2, 2012 – The Hartford has promoted Scott Lewis to senior vice president and controller of the company. In his new role, Lewis will be responsible for the accounting operations of the company and will report to Christopher J. Swift, executive vice president and chief financial officer of The Hartford.

“We are fortunate to have someone of Scott’s caliber and extensive background in finance,” Swift said. “Scott brings tremendous experience and first-hand knowledge of the complexities of The Hartford’s finance function and the property and casualty industry. He has demonstrated that he has the leadership, managerial and analytical skills necessary to help guide our business decisions as we execute on our strategic plan to focus on the property and casualty, group benefits and mutual funds businesses.”

In his previous position, Lewis was senior vice president and chief financial officer for The Hartford’s Consumer Markets division. Lewis joined The Hartford in 1998 and has served in a variety of roles within the finance organization, including vice president of financial reporting and analysis for property and casualty, controller of HartRe, a unit that formerly wrote reinsurance, and director of property and casualty’s internal audit group. Prior to joining the company, Lewis was a principal with Arthur Andersen.

A certified public accountant, Lewis earned a B.S. from the University of Connecticut’s School of Business. He is a member of the American Institute of Certified Public Accountants and serves on the board of the Avon Land Trust.

As Lewis’ successor, The Hartford has promoted Jim Yanosy to chief financial officer for Consumer Markets. Yanosy will oversee all aspects of the finance operations for the business, including personal lines and Catalyst360, as well as Enterprise Business Services, which includes information technology, enterprise operations, procurement and real estate. Yanosy will report to Swift and will work closely with Consumer Markets President Andy Napoli.

“Jim has been a true asset to The Hartford’s finance team and has provided consistent leadership while helping transform our finance processes, organization structure and technology,” said Swift. “I’m confident Jim will help the Consumer Markets business achieve its financial and strategic objectives.”

Yanosy, who joined The Hartford in 2003, most recently led The Hartford’s finance transformation program as well as the company’s accounting policy and Sarbanes Oxley compliance teams. Previously, Yanosy held leadership positions in accounting policy, financial reporting and analysis, and finance strategy, as well as roles in the office of the controller. Prior to joining The Hartford, Yanosy held positions at American Skandia and Arthur Andersen LLP.

Yanosy is a certified public accountant and holds a B.S. in business administration from the University of Connecticut.

About The Hartford

With more than 200 years of expertise, The Hartford (NYSE: HIG) is a leader in property and casualty insurance, group benefits and mutual funds. The company is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at www.thehartford.com. Join us on Facebook at www.facebook.com/TheHartford. Follow us on Twitter at www.twitter.com/TheHartford.

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Some of the statements in this release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include those discussed in our Quarterly Reports on Form 10-Q, our 2012 Annual Report on Form 10-K and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.

Media Contact:
Shannon Lapierre
(860) 547-5624
Shannon.Lapierre@thehartford.com

Thomas Hambrick
(860) 547-9746
Thomas.Hambrick@thehartford.com